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                                                                     EXHIBIT 5.1

                                 LAW OFFICES OF
                               MARK J. RICHARDSON
                           WILSHIRE PALISADES BUILDING
                                1299 OCEAN AVENUE
                                    SUITE 900
                         SANTA MONICA, CALIFORNIA 90401
                            TELEPHONE (310) 393-9992
                            FACSIMILE (310) 393-2004



                                January ____, 1998




Incomnet, Inc.
21031 Ventura Boulevard
Suite 1100
Woodland Hills, California 91364

     RE: INCOMNET, INC. - VALIDITY OF ISSUANCE OF SHARES
         -----------------------------------------------

Ladies and Gentlemen:


We have acted as special counsel to you in connection with the registration on Form S-3 (File No. 333-16629 under the Securities Act of 1933, as amended ("Registration Statement"), of a total of 5,512,501 shares of the Common Stock of Incomnet, Inc., no par value, comprised of (i) 495,500 shares (the "Underlying Shares") issuable upon the exercise of 495,500 warrants (the "Warrants") to purchase Common Stock at an exercise price of $3.75 per share at any time until December 9, 1999, with respect to 360,000 of the Warrants, at an exercise price of $2.94 per share at any time until December 16, 2001, with respect to 12,500 of the Warrants, at an excercise price of $3.50 per share at any time until July 29, 1999, with respect to 50,000 of the Warrants, at an exercise price of $2.00 per share at any time until November 3, 1999, with respect to 55,000 of the Warrants, and at an exercise price of $1.09 per share with respect to 18,000 Warrants, (ii) 170,751 outstanding shares (the "Outstanding Shares") issued upon the conversion of Series A 2% Convertible Preferred Stock previously issued by the Company, or new stock issued in a private placement pursuant to Section 4(2) of the Securities Act of 1933, as amended (the "Act"), (iii) a minimum of 627,503 shares (also referred to herein as the "Underlying Shares") issuable upon the conversion of 2,434 outstanding shares of Series B 6% Convertible Preferred Stock, (iv) a minimum of 169,725 shares (also referred to herein as "Underlying Shares") issuable upon the conversion of $185,000 of Convertible Secured Debentures Due April 30, 1998 (the "Debentures") and (v) up to 1,010,000 unissued shares (the "Shares") which may be issued in the future pursuant to the conversion of Series B 6% Convertible Preferred Stock, the conversion of up to 125 shares of Series A 2% Convertible Preferred Stock, or in open market sales under Rule 415 of the Act through a registered broker-dealer. You have requested our opinion in connection with the registration of the Shares, the Underlying Shares and the Outstanding Shares covered by the Prospectus, dated January 22, 1998 (the "Prospectus"). In connection with our acting as counsel, we have examined the laws of the State of California together with the forms of Warrants attached as Exhibits 4.7 and 4.8 to the Registration Statement, the Certificate of Determination for Series A 2% Convertible Preferred Stock attached as
Exhibit 3.3 to the Registration Statement, the Certificate of Determination for Series B 6% Convertible Preferred Stock attached as Exhibit 3.7 to the Registration Statement, the Prospectus, and certain other documents and instruments prepared on behalf of Incomnet, Inc. as we have deemed necessary and relevant in the preparation of our opinion as hereinafter set forth.


In our examination, we have assumed the genuineness of all signatures on original documents and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies of originals, the authenticity of such latter documents, and the proper execution, delivery and filing of the documents referred to in this opinion.

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Based upon the foregoing, we are of the opinion that the Shares, the Outstanding
Shares and the Underlying Shares issued and to be issued by Incomnet, Inc. pursuant to the exercise of the Warrants, the conversion of Series B 6% Convertible Preferred Stock, the conversion of the Debentures and the terms of the Prospectus have been and will be duly created and have been and will be validly issued shares of the Common Stock, no par value, of Incomnet, Inc. Upon payment for the Shares, the Outstanding Shares and the Underlying Shares and full compliance with all of the terms and conditions relating to the issuance of the Shares and the Underlying Shares and the sale of the Outstanding Shares set forth in the Prospectus and in the Warrants, the Shares, the Outstanding Shares and the Underlying Shares will be fully paid and nonassessable.



For the purposes of this opinion, we are assuming the proper execution of all Warrants, the Certificates of Determination of Series A 2% Convertible Preferred Stock and the Series B 6% Convertible Preferred Stock, the Registration Rights Agreement relating to the Series B 6% Convertible
Preferred Stock, the Purchase Agreement for the Series B 6% Convertible Preferred Stock, the Convertible Secured Debentures Due April 30, 1998, subscription agreements and conversion agreements, and that the appropriate certificates are duly filed and recorded in every jurisdiction in which such filing and recordation is required in accordance with the laws of such jurisdictions. We express no opinion as to the laws of any state or jurisdiction other than California.


We consent to the use of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name in the Registration Statement and the Prospectus which is a part of said Registration Statement.



                                   Respectfully submitted,




                                   Mark J. Richardson, Esq.